UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of The Securities Exchange Act of 1934

Date of Report (Date of Earliest Event Reported): December 2, 2016

bluebird bio, Inc.

(Exact name of registrant as specified in its charter)

DELAWARE	001-35966	13-3680878

(State or other jurisdiction of incorporation)	(Commission File Number)	(I.R.S. Employer Identification No.)

150 Second Street Cambridge, MA	02141

(Address of principal executive offices)	(Zip Code)

Registrant’s telephone number, including area code (339) 499-9300

Not Applicable

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02 Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

On December 2, 2016, bluebird bio, Inc. (the “Company”) announced the appointment of Susanna High, 49, as Chief Operating Officer, effective November 30, 2016. Prior to joining the Company, Ms. High served in roles with increasing responsibility for strategy, business planning, portfolio and program management, alliance management, information technology and broader organizational growth initiatives at Alnylam Pharmaceuticals, Inc. (“Alnylam”). At Alnylam, she served as Senior Vice President Strategy & Business Integration from June 2015 to September 2016, after serving as Vice President Business Planning & Program Management from June 2008 through June 2015, and as Senior Director from February 2007 through June 2008. Prior to her time at Alnylam, Ms. High worked at Millennium Pharmaceuticals, Inc. (now a subsidiary of Takeda) from 2001 to 2007, serving first as Director, Business Operations and then as Director, Corporate Strategy. From 1996 to 2001, Ms. High was a management consultant at Accenture in the Strategic Services Practice, where her clients included biopharmaceutical companies. Ms. High received her B.A. in Economics and Business Management, Financial Planning and Analysis from Università ‘Luigi Bocconi’ and her M.B.A. from the Massachusetts Institute of Technology – Sloan School of Management.

            There are no family relationships between Ms. High and any director, executive officer or person nominated or chosen by the Company to become a director or executive officer of the Company within the meaning of Item 401(d) of Regulation S-K under the U.S. Securities Act of 1933 (“Regulation S-K”). Since the beginning of the Company’s last fiscal year, the Company has not engaged in any transaction in which Ms. High had a direct or indirect material interest within the meaning of Item 404(a) of Regulation S-K.

In connection with her employment with the Company, pursuant to the terms of an employment agreement effective November 30, 2016 (the “Employment Agreement”), Ms. High will receive an annual base salary of $365,000. Ms. High is eligible for an annual cash bonus that targets forty percent (40%) of her annualized base salary based upon achievement of certain performance goals and corporate milestones established by the Company. Achievement of goals will be determined in the sole discretion of the Board of Directors of the Company (the “Board”) or the Compensation Committee of the Board. The Company will grant Ms. High an incentive stock option for the purchase of 60,000 shares of the Company’s Common Stock, $0.01 par value per share (the “Common Stock”), at a purchase price per share equal to the closing price per share of the Common Stock on the NASDAQ Global Select Market on December 1, 2016. Ms. High will also be granted 15,000 restricted stock units, vesting over three years. In the event that she is terminated without Cause or resigns for Good Reason prior to a Change in Control (as defined in the Employment Agreement), Ms. High will be entitled to severance in the form of salary continuation for twelve months at her then-current base salary and will also be eligible for the continuation of Company-subsidized medical and dental benefits for up to twelve months. In the event that she is terminated without Cause or resigns for Good Reason within one year following a Change in Control, Ms. High will be entitled to severance payable in a lump sum equal to twelve months of her then-current base salary, her target annual incentive compensation, the continuation of Company-subsidized medical and dental benefits for up to twelve months and the acceleration of vesting of 100% of her outstanding unvested equity awards. Ms. High will also be eligible for all other compensation and benefit plans available to the Company’s employees.

The foregoing summary of the Employment Agreement does not purport to be a complete statement of the parties’ rights under the Employment Agreement and is qualified in its entirety by the full text of the Employment Agreement, a copy of which will be filed as an exhibit to the Company’s annual report on Form 10-K for the year ending December 31, 2016.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Date: December 2, 2016	bluebird bio, Inc.
	By:	/s/ Jason F. Cole
Jason F. Cole
Chief Legal Officer